EXHIBIT 99.1

Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

Affymetrix Announces Preliminary Fourth Quarter 2014 Revenue of Approximately $93 Million and the Appointment of Merilee Raines to the Board of Directors

Santa Clara, Calif.—January 12, 2015 —Affymetrix, Inc., (NASDAQ: AFFX) today announced that based on preliminary, unaudited financial data, the Company expects total revenue for the fourth quarter of 2014 to be approximately $93 million. For fiscal 2014, the Company expects total revenue of approximately $348 million, representing a 9% growth over the prior year, after adjusting for the sale of its Anatrace business with revenues of $4.5 million and a one-time license payment of $5.3 million in 2013.

“Over the last three years we successfully executed on our three phase strategic plan, improving our operating results across the board and returning the company to growth,” said Frank Witney, President and Chief Executive Officer. “We enter the third phase of our plan with a clear focus and strong positions in the growing markets of translational medicine, molecular diagnostics, genotyping and single cell biology.”

Affymetrix will webcast its presentation at the 33rd Annual JP Morgan Healthcare Conference in San Francisco, California on January 13, 2015. The live webcast is scheduled to begin at 7:30 AM Pacific Time.

The Company also announced that Merilee Raines has been appointed to the Company’s Board of Directors effective January 12, 2015. Ms. Raines will serve as a member of the Audit Committee.

Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from 2003 until her retirement in 2013. Prior to becoming Chief Financial Officer, she held management positions with IDEXX Laboratories, including Vice President of Finance, Treasurer, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology products and services for pet and production animal health, water quality and milk safety, and human point-of-care diagnostics. Ms. Raines earned a bachelor's degree in mathematics from Bowdoin College and an MBA from the University of Chicago. Ms. Raines is also a member of the Board of Directors of Watts Water Technologies and Aratana Therapeutics.

"We welcome Merilee to our Board of Directors,” said Frank Witney, President and Chief Executive Officer of Affymetrix. “Merilee’s experience in finance, company operations and as a public company director will enable her to provide great perspective as we continue to grow our business and enhance shareholder value.”

About Affymetrix

Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. More than 2,300 systems have been shipped around the world and more than 94,000 peer-reviewed papers have been published using the technology. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, Ohio, San Diego, California, Singapore and Vienna, Austria. The Company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe, Asia and Latin America. For more information about Affymetrix, please visit www.affymetrix.com.

Forward-Looking Statements

Affymetrix has not filed its Form 10-K for fiscal 2014. As a result, all financial results described in this press release should be considered preliminary, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company is in a position to complete these filings.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix's "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: Affymetrix's ability to timely and successfully integrate and realize the anticipated savings from this corporate restructuring; strategic benefits and costs savings or other synergies of the acquisition of eBioscience in a cost-effective manner while minimizing the disruption to its business; risks that eBioscience’s future performance may not be consistent with its historical performance; risks relating to Affymetrix's ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness; risks relating to Affymetrix's ability to successfully develop and commercialize new products, including its ability to successfully develop and commercialize novel molecular solutions based on eBioscience’s portfolio of reagents; risks relating to past and future acquisitions, including the ability of Affymetrix to successfully integrate such acquisitions into its existing business; risks of Affymetrix's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; risks relating to Affymetrix’s ability to generate cash after interest and principal payments; uncertainties relating to technological approaches; risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.